FOR IMMEDIATE RELEASE

NACEL ENERGY ANNOUNCES NEW CHIEF OPERATING OFFICER and BOARD APPOINTMENT

DENVER, CO – Tuesday, February, 08, 2011 – NACEL Energy Corporation (OTC BB: “NCEN”) (FRANKFURT: “4FC”) (“NACEL”) today announced it has appointed Timothy Simons to its Board of Directors and appointed Terry Pilling, Ph.D. as the Company’s new Chief Operating Officer.

Last week, NACEL acquired the largest stake in Crownbutte Wind Power, Inc. (OTC BB: “CBWP”) (“Crownbutte”). Timothy Simons is the founder of Crownbutte and Terry Pilling, is Crownbutte’s Executive Vice-President.

Crownbutte, which was established in 1999, developed the first operating wind park in the Dakotas and most recently, the two-phase 30 MW Diamond Willow wind power facility near Baker, Montana.  Twenty GE Wind 1.5 MW turbines are operating at Baker which is presently owned by Montana-Dakota Utilities.

NACEL Energy Chief Executive Officer, Mark Schaftlein, stated:

“Since inception, NACEL has invested significant capital developing our six wind projects. Expenditures have included meteorological towers and satellite wind data collection systems, complex interconnection studies and pre-construction engineering, environmental reviews and permitting and many other items. Today, with the appointments of Tim Simons and Terry Pilling, NACEL now has a team with a track-record of being able to navigate a Greenfield wind project through development stage, and most importantly, across the finish line to construction, operations and the generation of electricity.”

About NACEL Energy Corporation (OTC BB: NCEN)

NACEL Energy is one of the first publicly traded companies in America exclusively developing clean, renewable, utility scale wind energy.  The Company currently anticipates generating an aggregate 130 megawatts of new wind power upon the commissioning of its Snowflake project in Arizona, in addition to Leila Lake, Hedley Pointe, Swisher, Channing Flats and Blue Creek, all located in the Texas Panhandle. NACEL Energy was founded in 2006 and successfully completed its IPO in December of 2007.

NACEL Energy
The WIND POWER COMPANYTM

Notice regarding Forward-Looking Statements

Statements in this press release relating to NACEL Energy’s plans, strategies, economic performance and trends, projections of results of specific activities, and other statements that are not descriptions or historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors inherent in NACEL Energy’s business. Forward-looking statements may be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases. Interested persons are encouraged to read NACEL Energy’s Securities and Exchange Commission filings, particularly its Annual Report on Form 10-K for the fiscal year ended March 31, 2010 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2010, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

Contact:

NACEL Energy &
Crownbutte Wind Power
Investor Relations
1-888-242-5848